UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
---------------
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2011

Kraig Biocraft Laboratories, Inc.
(Exact name of Registrant as specified in charter)

Wyoming	333-146316	83-0459707
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

120 N. Washington Square, Suite 805, Lansing, Michigan	48933
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (517) 336-0807

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐           Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On October 28, 2011, Kraig Biocraft Laboratories, Inc., a Wyoming corporation (the “Company”) entered into a license agreement (the “Agreement”) with the University of Notre Dame. Under the Agreement, the Company received exclusive and non-exclusive rights to certain spider silk technologies including commercial rights with the right to sublicense such intellectual property.

In consideration of the licenses granted under the Agreement, the Company agreed to issue to the University of Notre Dame 2,200,000 shares of its common stock and to pay a royalty of 2% of net sales.

The Agreement has a term of 20 years which can be extended on an annual basis after that. It can be terminated by the University of Notre Dame if the Company defaults on its obligations under the Agreement and fails to cure such default within 90 days of a written notice by the university. The Company can terminate the Agreement upon a 90 day written notice subject to payment of a termination fee of $5,000 if the termination takes place within 2 years after its effectiveness, $10,000 if the termination takes place within 4 years after its effectiveness, and $20,000 if the Agreement is terminated after 4 years.

On November 3, 2011, the Company issued a press release announcing execution of the Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press release of the Company dated November 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2011
Kraig Biocraft Laboratories, Inc.

By:	/s/ Kim Thompson
Name: Kim Thompson
Title: CEO